------
FORM 5
------


[ ] Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       Washington, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b).                        Exchange Act of 1934,
[ ] Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
[ ] Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person(1) | 2. Issuer Name and Ticker or Trading Symbol |6. Relationship of Reporting Person to |
|                                            |           DAC Technologies Group,           |   Issuer (Check all applicable)       |
|   Pledger         James             R.     |         International, Inc. (DAAT)          |                                       |
|--------------------------------------------|---------------------------------------------|                                       |
|  (Last)          (First)          (Middle) | 3. IRS Identification   |4. Statement For   |   [X] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |   Month/Year      |                                       |
|         1743 Regatto Drive                 |    Person, if an Entity |       2001        |   [X] Officer (give [ ] Other (specify|
|--------------------------------------------|    (Voluntary)          |-------------------|               title           below)  |
|                 (Street)                   |                         |5. If Amendment,   |               below)                  |
|                                            |                         |   Date of Original|           President/CEO               |
|                                            |                         |   (Month/Year)    |---------------------------------------|
|  Fernandino Beach   FL              32034  |                         |                   |7. Individual or Joint/Group Filing    |
|--------------------------------------------|---------------------------------------------|   (Check applicable line)             |
|  (City)           (State)           (Zip)  |                                             |   [X] Form filed by One               |
|                                            |                                             |       Reporting Person                |
|                                            |                                             |   [ ] Form filed by More Than         |
|                                            |                                             |       One Reporting Person            |
|----------------------------------------------------------------------------------------------------------------------------------|
|                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                        |
|----------------------------------------------------------------------------------------------------------------------------------|
| 1. Title of Security     |   2. Trans-     | 3. Transac- |4. Securities Acquired (A)|5. Amount of Se-   |6. Owner-    |7. Nature |
|    (Instr. 3)            |      action     |    tion     |   or Disposed of (D)     |   curities Benefi-|   ship      |   of In- |
|                          |      Date       |    Code     |   (Instr. 3, 4 and 5)    |   cially Owned at |   Form:     |   direct |
|                          |                 |    (Instr.  |                          |   End of Issuer's |   Direct    |   Benefi-|
|                          |      (Month/    |    8)       |                          |   Fiscal Year     |   (D) or    |   cial   |
|                          |      Day/       |             |--------------------------|   (Instr. 3 and 4)|   Indirect  |   Owner- |
|                          |      Year)      |             | Amount | (A) or |  Price |                   |   (I)       |   ship   |
|                          |                 |             |        | (D)    |        |                   |   (Instr. 4)|   (Instr.|
|                          |                 |             |        |        |        |                   |             |   4)     |
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|      Common Stock        |     1/5/01      |     P       |  200   |   A    |  1.00  |                   |      I      |By Spouse |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|      Common Stock        |     1/18/01     |     S       |  500   |   D    |  1.25  |                   |      I      |By Spouse |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|      Common Stock        |     1/21/01     |     P       |  300   |   A    |  1.19  |                   |      I      |By Spouse |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|      Common Stock        |     1/25/01     |     P       |  200   |   A    |  1.19  |                   |      I      |By Spouse |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|      Common Stock        |     1/26/01     |     P       |  200   |   A    |  1.15  |                   |      I      |By Spouse |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|      Common Stock        |     1/26/01     |     P       |  200   |   A    |  1.15  |                   |      I      |By Spouse |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|      Common Stock        |     2/2/01      |     P       |  200   |   A    |  0.97  |                   |      I      |By Spouse |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|      Common Stock        |     2/7/01      |     P       |  200   |   A    |  0.99  |                   |      I      |By Spouse |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|      Common Stock        |     2/12/01     |     P       |  200   |   A    |  0.99  |                   |      I      |By Spouse |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|      Common Stock        |     2/16/01     |     P       | 10,000 |   A    |  0.50  |                   |      D      |          |
---------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|      Commom Stock        |     2/26/01     |     P       |  200   |   A    |  0.97  |                   |      I      |By Spouse |
---------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|-----------
|      Common Stock        |     3/5/01      |     P       |  200   |   A    |  0.81  |                   |      I      |By Spouse |
---------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|-----------
|      Common Stock        |     3/14/01     |     P       |  200   |   A    |  1.50  |                   |      I      |By Spouse |
---------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|-----------
|      Common Stock        |     3/16/01     |     P       |  200   |   A    |  1.50  |                   |      I      |By Spouse |
---------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|-----------
|      Common Stock        |     3/21/01     |     P       |  200   |   A    |  1.01  |                   |      I      |By Spouse |
---------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|-----------
|      Common Stock        |     3/28/01     |     p       |  200   |   A    |  0.63  |                   |      I      |By Spouse |
---------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|-----------
|      Common Stock        |     3/28/01     |     J*      | 19,815 |   A    |        |                   |      D      |          |
---------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|-----------
|      Common Stock        |     3/29/01     |     P       |  500   |   A    |  0.63  |                   |      I      |By Spouse |
---------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|-----------
|      * Compensation      |                 |             |        |        |        |                   |             |          |
---------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|-----------
|      Common Stock        |     4/4/01      |     P       |  200   |   A    |  0.69  |                   |      I      |By Spouse |
---------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|-----------
|      Common Stock        |     4/9/01      |     P       |  200   |   A    |  1.00  |                   |      I      |By Spouse |
---------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|-----------
|      Common Stock        |     4/10/01     |     P       |  200   |   A    |  1.03  |                   |      I      |By Spouse |
---------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|-----------
|      Common Stock        |     4/11/01     |     J*      | 21,141 |   A    |        |                   |      D      |          |
---------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|-----------
|      Common Stock        |     4/18/01     |     P       |  200   |   A    |  1.06  |                   |      I      |By Spouse |
---------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|-----------
|      Common Stock        |     6/20/01     |     P       |200,000 |   A    |  0.55  |                   |      D      |          |
---------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|-----------
|      * Compensation      |                 |             |        |        |        |                   |             |          |
---------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|-----------
|      Common Stock        |     9/17/01     |     P       |  500   |   A    |  1.40  |                   |      I      |By Spouse |
---------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|-----------
|      Common Stock        |     9/17/01     |     P       |  500   |   A    |  1.45  |                   |      I      |By Spouse |
---------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|-----------
|      Common Stock        |     9/23/01     |     p       |  500   |   A    |  1.42  |                   |      I      |By Spouse |
---------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|-----------
|      Common Stock        |     9/25/01     |     P       |  500   |   A    |  1.43  |                   |      I      |By Spouse |
---------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|-----------
|                          |                 |             |        |        |        |     394,856       |             |          |
---------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|-----------
* If the form is filed by more than one reporting person,         PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN
  see instruction 4(b)(v).                                        THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A
                                                                  CURRENTLY VALID OMB CONTROL NUMBER


FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Title of Derivative| 2. Conver- | 3. Trans- | 4. Trans- | 5. Number of   | 6. Date Exer-   |7. Title and Amount| 8. Price     |
|    Security           |    sion or |    action |    action |    Derivative  |    cisable and  |   of Underlying   |    of        |
|    (Instr. 3)         |    Exercise|    Date   |    Code   |    Securities  |    Expiration   |   Securities      |    Deriv-    |
|                       |    Price of|    (Month/|    (Instr.|    Acquired (A)|    Date         |   (Instr. 3 and 4)|    ative     |
|                       |    Deriv-  |    Day/   |    8)     |    or Disposed |    (Month/Day/  |                   |    Secur-    |
|                       |    ative   |    Year)  |           |    of (D)      |    Year)        |                   |    ity       |
|                       |    Security|           |           |    (Instr. 3,  |                 |                   |    (Instr. 5)|
|                       |            |           |           |    4, and 5)   |-----------------|-------------------|              |
|                       |            |           |           |                | Date   |Expira- |      |  Amount or |              |
|                       |            |           |           |----------------| Exer-  |tion    |Title |  Number of |              |
|                       |            |           |           |  (A)  |  (D)   | cisable|Date    |      |  Shares    |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
|                       |            |           |           |       |        |        |        |      |            |              |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------
|  9. Number of      |   10. Ownership Form     |   11. Nature of      |
|     Derivative     |       of Derivative      |       Indirect       |
|     Securities     |       Security:          |       Beneficial     |
|     Beneficially   |       Direct (D)         |       Ownership      |
|     Owned at End   |       or Indirect (I)    |       (Instr. 4)     |
|     of Year        |       (Instr. 4)         |                      |
|     (Instr. 4)     |                          |                      |
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|                    |                          |                      |
------------------------------------------------------------------------
 Explanation of Responses:

 (1) Intentional misstatements or omissions of facts constitute Federal Criminal    /s/ James R. Pledger                  4/12/02
     Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                          ----------------------------------   ----------
                                                                                    Signature of Reporting Person (1)    Date

 Note. File three copies of this form, one of which must be manually signed.                                             Page 2
       If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
